UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 12, 2007

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11038	41-0857886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4201 Woodland Road P.O. Box 69 Circle Pines, Minnesota		55014
(Address of Principal Executive Offices)		(Zip Code)

(651) 784-1250
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.  Results of Operations and Financial Condition.

          On July 12, 2007, Northern Technologies International Corporation publicly announced its results of operations for the quarter ended May 31, 2007.  For further information, please refer to the press release attached hereto as Exhibit 99.1, which is incorporated by reference herein.

          The information contained in this report and the exhibit hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any filings made by Northern Technologies International Corporation under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

            (c)  Exhibits.

Exhibit No.	Description

99.1	Press Release issued July 12, 2007

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By:

Matthew C. Wolsfeld
Chief Financial Officer

Dated: July 12, 2007

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

FORM 8-K

Exhibit Index

Exhibit No.	Description	Method of Filing

99.1	Press Release issued July 12, 2007	Filed herewith

Northern Technologies International Corporation
4201 Woodland Road, P.O. Box 69
Circle Pines, MN 55014
www.ntic.com

FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
ANNOUNCES INCREASES IN FISCAL YEAR 2007 THIRD QUARTER
SALES AND EARNINGS

CIRCLE PINES, Minnesota, July 12, 2007 - Northern Technologies International Corporation (AMEX: NTI) announced today an increase in operating results for the three and nine months ended May 31, 2007.

NTIC’s net income for the nine months ended May 31, 2007 increased 32.7% or $509,551 to $2,066,227 and $0.56 per share compared to $1,556,676 and $0.43 per share for the nine months ended May 31, 2006.

NTI’s total worldwide sales from its international joint ventures increased 15.6% to $59,265,028 during the nine months ended May 31, 2007 as compared to $51,278,645 during the same period in fiscal 2006.

The Company’s net sales increased 2.0% and 3.3% during the three and nine months ended May 31, 2007 as compared to the same periods in fiscal 2006 primarily as a result of the increase of React-NTI products to new and existing customers in North America offset by a slight decrease in net sales of Zerust® products.  Net sales of Zerust® products decreased $35,933 to $8,833,283 for the nine months ended May 31, 2007 as compared to the same period in fiscal 2006.  Net sales of React-NTI products increased $446,307 to $4,076,784 for the nine months ended May 31, 2007 as compared to the same period in fiscal 2006.

NTIC’s working capital was $3,253,245 at May 31, 2007, including $536,246 in cash and cash equivalents.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARY

	Three Months Ended		Nine Months Ended

	May 31, 2007	May 31, 2006	May 31, 2007	May 31, 2006

NORTH AMERICAN OPERATIONS:
Sales	$4,407,798	$4,320,371	$12,910,067	$12,499,693
Cost of goods sold	2,876,012	2,759,360	8,280,131	7,803,716

Gross profit	1,531,786	1,561,011	4,629,936	4,695,977

Operating expenses:	1,542,059	1,575,723	4,878,810	4,546,808

NORTH AMERICAN OPERATING (LOSS) INCOME	(10,273)	(14,712)	(248,874)	149,169
INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	755,558	721,335	2,073,994	1,714,180
INTEREST INCOME	667	2,129	2,368	30,108
INTEREST EXPENSE	(41,139)	(19,886)	(131,503)	(55,392)
OTHER INCOME	6,281	—	14,655	—
GAIN ON SALE OF ASSETS	100	—	726,295	—
MINORITY INTEREST INCOME (EXPENSE)	7,606	(903)	292	(8,389)

INCOME BEFORE INCOME TAX EXPENSE	718,800	687,963	2,437,227	1,829,676
INCOME TAX EXPENSE (BENEFIT)	91,000	(30,000)	371,000	273,000

NET INCOME	$627,800	$717,963	$2,066,227	$1,556,676

NET INCOME PER COMMON SHARE:
Basic	$0.17	$0.20	$0.56	$0.43

Diluted	$0.17	$0.20	$0.56	$0.43

WEIGHTED AVERAGE COMMON SHARES
ASSUMED OUTSTANDING:
Basic	3,679,016	3,610,993	3,674,635	3,599,677
Diluted	3,708,626	3,638,795	3,707,772	3,625,061

Composite financial information from the audited and unaudited financial statements of the Company’s joint ventures carried on the equity basis is summarized as follows:

	May 31, 2007	August 31, 2006

Current assets	$36,481,058	$33,954,156
Total assets	42,967,257	39,030,247
Current liabilities	13,733,953	14,323,903
Non-current liabilities	3,522,544	1,496,557
Joint ventures’ equity	25,710,645	23,209,788
Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$12,804,366	$10,772,102

	Nine Months Ended

	May 31, 2007	May 31, 2006

Net sales	$59,265,028	$51,278,645
Gross profit	28,705,348	23,901,140
Net income	4,903,342	4,351,355
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$2,384,020	$2,117,612

About Northern Technologies International Corporation

The Company focuses on developing, marketing and selling proprietary environmentally responsible materials science based products and technical services in over 50 countries worldwide via a network of joint ventures.  In fiscal 2007, the Company’s primary revenues derived from the sales of Zerust® rust and corrosion inhibiting packaging products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets. During this same period, the Company also received revenues from sales of proprietary new technologies including anti-abrasion ink additives, as well as bio-based sintered metal mold release agents, bio-solvents, bio-emollients, bio-cleaners, bio-lubricants and fully bio-degradable plastic packaging.  In a concerted effort to extend the Company’s proprietary technologies, the Company engages in extensive scientific research and development programs in the areas of material science and corrosion protection.

For more information, please contact Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (763) 225-6600.